Free Writing Prospectus	Filed Pursuant to Rule 433 Registration Statement No. 333-191801 December 16, 2013

Prime Meridian Initiates New Stock Offering

Prime Meridian Holding Co. Announces Stock Offering

December 11, 2013 – Tallahassee, Florida: Prime Meridian Holding Company today announced a public offering of its common stock, signaling a true milestone in the history of this locally-owned business. Prime Meridian Bank (a subsidiary of the Company), has been successful in navigating its way through the recent unprecedented and prolonged recession and continues to flourish.

“The Bank has generated steady growth through consistent positive earnings; the commitment and quality of our team and directors have contributed to our accomplishments,” said President and CEO Sammie D. Dixon, Jr. “We truly have established a new attitude in banking and built a culture for promoting achievement within our Bank – a culture that is the bedrock of our future progress and expansions.”

The Company is offering up to 1,200,000 shares of common stock at a price of $12.50 per share. Investors may purchase from 500 shares up to a maximum of 80,000 shares. According to the Company’s Prospectus, there is no minimum number of shares that must be sold in this Offering and the proceeds will immediately be available to the Company.

“Should we sell all of the shares offered, we will raise $15,000,000, less Offering expenses, which could be used for potential acquisitions or future branches located in North Florida, South Georgia or South Alabama over the next 18 months,” continued Dixon.

The Offering commenced on December 11, 2013, and continues on an ongoing basis until February 28, 2014, unless terminated earlier or extended by the Company’s Board of Directors to a date no later than June 30, 2014. The terms of the Offering, as well as information about the Company’s financial results and condition, are contained within the Prospectus that was filed with the Securities and Exchange Commission (SEC) as part of its Registration Statement.

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•	Download a PDF version of the Prospectus by clicking here

If interested in the opportunity to participate in this offering, please contact Jill Macmillan at (850) 907-2301.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Prime Meridian Holding Company has filed a registration statement (including a Prospectus) with the SEC for the Offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement and other documents Prime Meridian Holding Company has filed with the SEC for more complete information about the Company and this Offering. The securities offered in the Offering are neither insured nor approved by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements about Prime Meridian Holding Company’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the section titled “Risk Factors” in Prime Meridian Holding Company’s Prospectus relating to this Offering, including the documents incorporated by reference therein, and other risks described in documents subsequently filed by Prime Meridian Holding Company from time to time. Further, any forward-looking statement speaks only as of the date on which it is made, and Prime Meridian Holding Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.